Exhibit 10.2

OMNIBUS AGREEMENT

by and among

PHILLIPS 66 COMPANY,

PHILLIPS 66 PIPELINE LLC,

PHILLIPS 66 PARTNERS LP,

PHILLIPS 66 PARTNERS HOLDINGS, LLC,

PHILLIPS 66 CARRIER LLC

and

PHILLIPS 66 PARTNERS GP LLC

i

Section 11.01	Disputes between the Parties	19
Section 11.02	Assignment	19
Section 11.03	No Third-Party Rights	19
Section 11.04	Compliance with Laws	19
Section 11.05	Severability	19
Section 11.06	Non-Waiver	19
Section 11.07	Entire Agreement	19
Section 11.08	Amendments	20
Section 11.09	Survival	20
Section 11.10	Counterparts; Multiple Originals	20
Section 11.11	Exhibits and Schedules	20
Section 11.12	Table of Contents; Headings; Subheadings	20
Section 11.13	Construction	20
Section 11.14	Business Practices	20

Schedule I	Environmental Matters
Schedule II	Litigation
Schedule III	Services
Schedule IV	Prefunded Projects

Exhibit A	Dispute Resolution Procedures

ii

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into as of the Effective Date by and among PHILLIPS 66 COMPANY, a Delaware corporation (“Company”), on behalf of itself and the other Phillips 66 Entities (as defined herein), PHIILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Pipeline”), PHIILLIPS 66 PARTNERS LP, a Delaware limited partnership (the “Partnership”), PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), and PHILLIPS 66 PARTNERS GP LLC, a Delaware limited liability company (the “General Partner”).

Recitals

WHEREAS, the Parties (as defined herein) desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the operational and administrative support services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the granting of a license to the Partnership Group and the General Partner to use the “Phillips 66” name and any other trademarks owned by the Company that contain such name.

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VII, with respect to certain projects that will be undertaken by the Partnership Group after the Effective Date and the prepayment by Company of certain amounts relating to such projects.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I.                DEFINED TERMS

Section 1.01                             Defined Terms.

The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

(a)                                 “Affiliate” has the meaning ascribed to that term in the Partnership Agreement.

(b)                                 “Agreement” means this Omnibus Agreement, together with all exhibits and schedules attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(c)                                  “Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Effective Date.

(d)                                 “Business Day” means any Day except for Saturday, Sunday or a legal holiday in Texas.

(e)                                  “Company” has the meaning ascribed to that term in the introductory paragraph.

(f)                                   “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Effective Date, among Company, the General Partner, the Partnership, Holdings, 66 Pipeline LLC, Phillips Texas Pipeline Company Ltd., Carrier and Phillips 66 Pipeline LLC, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

(g)                                  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(h)                                 “Covered Environmental Losses” has the meaning ascribed to that term in Section 3.01(a).

(i)                                     “Covered Property Losses” has the meaning ascribed to that term in Section 3.02.

(j)                                    “Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.

(k)                                “Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the Partnership.

(l)                                     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any hazardous wastes.

(m)                             “Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

(n)                                 “General Partner” has the meaning ascribed to that term in the introductory paragraph.

(o)                                 “Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(p)                                 “Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including friable asbestos and lead containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons, solely to the extent regulated under applicable Environmental Laws.

(q)                                 “Indemnified Party” means any applicable Partnership Group Member or any applicable Phillips 66 Entity, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.

(r)                                    “Indemnifying Party” means either the Partnership or Company, as the case may be, in its capacity as the Party from which indemnification may be sought in accordance with Article III.

(s)                                   “Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(t)                                    “License” has the meaning ascribed to that term in Section 6.01.

(u)                                 “Limited Partner” has the meaning ascribed to that term in the Partnership Agreement.

(v)                                 “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

(w)                               “Marks” has the meaning ascribed to that term in Section 6.01.

(x)                                 “Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to local time in Houston, Texas.

(y)                                 “Name” has the meaning ascribed to that term in Section 6.01.

(z)                                  “Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

(aa)                          “Operational and Administrative Support Fee” has the meaning ascribed to that term in Section 4.01(a).

(bb)                          “Operational Services Agreement” means that certain Operational Services Agreement, dated as of the Effective Date, among Carrier, Holdings and Phillips 66 Pipeline LLC, as such may be amended, supplemented or restated from time to time.

(cc)                            “Parties” means Company, Pipeline, the Partnership, Holdings, Carrier and the General Partner, collectively.

(dd)                          “Partnership” has the meaning ascribed to that term in the introductory paragraph.

(ee)                            “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Effective Date, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.

(ff)                              “Partnership Change of Control” means Company ceases to Control the general partner of the Partnership.

(gg)                            “Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

(hh)                          “Partnership Group Member” means any member of the Partnership Group.

(ii)                                  “Partnership Interest” has the meaning ascribed to that term in the Partnership Agreement.

(jj)                                “Party” means Company, Pipeline, the Partnership, Holdings, Carrier or the General Partner, individually; and “Parties” means Company, Pipeline, the Partnership, Holdings, Carrier and the General Partner, collectively.

(kk)                          “Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(ll)                                  “Phillips 66 Entities” means Company and any Person Controlled, directly or indirectly, by Company other than the General Partner or a Partnership Group Member; and “Phillips 66 Entity” means any of the Phillips 66 Entities.

(mm)                  “Pipeline” has the meaning ascribed to that term in the introductory paragraph.

(nn)                          “PPI-FG” has the meaning ascribed to that term in Section 4.01(b).

(oo)                          “Prefunded Projects” has the meaning ascribed to that term in Section 7.01.

(pp)                          “Proposed Transaction” has the meaning ascribed to that term in Section 5.02(a).

(qq)                          “Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are required by and in accordance with applicable Law and are consistent with the higher of (a) the standards generally followed by reputable owners and operators of crude oil and refined petroleum products pipelines and terminals in the United States, including the inland marine terminal industry, and (b) the standards applied or followed by Company or its Affiliates as owners or operators of such assets, or by the Partnership Group or its Affiliates as owners or operators of such assets.

(rr)                                “Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-187582), as amended.

(ss)                              “Retained Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other related assets, or portions thereof, owned by any of the Phillips 66 Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

(tt)                                “ROFO Assets” means Pipeline’s limited liability company interest in each of (i) Phillips 66 Sand Hills LLC, a Delaware limtied liability company, and (ii) Phillips 66 Southern Hills LLC, a Delaware limited liability company.

(uu)                          “ROFO Notice” has the meaning ascribed to that term in Section 5.02(a).

(vv)                          “ROFO Period” has the meaning ascribed to that term in Section 5.01(a).

(ww)                      “ROFO Response” has the meaning ascribed to that term in Section 5.02(a).

(xx)                          “Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

(yy)                          “Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of the Effective Date, between the Partnership and Phillips 66, a Delaware corporation, as such may be amended, supplemented or restated from time to time.

(zz)                            “Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

(aaa)                   “Services” has the meaning ascribed to that term in Section 4.01(a).

(bbb)                   “Subsidiary” has the meaning ascribed to that term in the Partnership Agreement.

(ccc)                      “Voting Stock” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

Section 1.02                             Other Defined Terms.  Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings ascribed to such terms elsewhere in this Agreement.

Section 1.03                             Terms Generally.  The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references to Articles, Sections, Exhibits and schedules shall be deemed to be references to Articles and Sections of, and Exhibits and schedules to, this Agreement unless the context requires otherwise.

ARTICLE II.                     TERM

Section 2.01                             Term and Termination.  This Agreement shall commence on the Effective Date and shall continue in effect until terminated by a written agreement executed by all of the Parties.  At any time following the occurrence of a Partnership Change of Control, either Company or the Partnership may terminate this Agreement upon written Notice to the other and such termination shall be effective at the later of such Partnership Change of Control and the date specified in such Notice; provided, however, that the Parties’ indemnification obligations under Article III shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

ARTICLE III.                INDEMNITY

Section 3.01                             Environmental Indemnification.

(a)                                 Subject to Section 3.01(b), Company and Pipeline shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the following (collectively, “Covered Environmental Losses”):

(i)             any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Assets;

(ii)          any event, condition or matter associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

(iii)       any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before or after the Effective Date.

(b)                                 With respect to any discrete violation under Section 3.01(a)(i) or any discrete environmental event, condition or matter included under Section 3.01(a)(ii), Company and Pipeline will be obligated to indemnify the Partnership Group only if and to the extent that:

(i)             such violation, event, condition or environmental matter occurred before the Effective Date under then-applicable Environmental Laws; and

(ii)          either (A) such violation, event, condition or environmental matter is set forth on Schedule I attached hereto or (B) Company is notified in writing of such violation, event, condition or environmental matter prior to the fifth anniversary of the Effective Date.

For the avoidance of doubt, nothing in this Section 3.01(b) shall apply to Company’s and Pipeline’s indemnification obligations under Section 3.01(a)(iii).

(c)                                  The Partnership Group shall indemnify, defend and hold harmless each of the Phillips 66 Entities from and against any Losses suffered or incurred by the Phillips 66 Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)             any violation of Environmental Laws associated with or arising from the ownership or operation of the Assets; and

(ii)          any event, condition or matter associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(c)(i) or such event, condition or environmental matter included under Section 3.01(c)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Company and Pipeline under this Article III.

Section 3.02                             Right of Way and Real Property Indemnification.  Company and Pipeline shall indemnify, defend and hold harmless the Partnership Group from and against any

Losses suffered or incurred by the Partnership Group by reason of or arising out of the following (collectively, “Covered Property Losses”):

(a)                                 the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any crude oil or refined products pipeline or related pump station, storage tank, terminal or truck rack or any related facility or equipment conveyed or contributed to the applicable Partnership Group Member on the Effective Date is located as of the Effective Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Phillips 66 Entity immediately prior to the Effective Date as described in the Registration Statement;

(b)                                 the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.02 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Effective Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Phillips 66 Entity immediately prior to the Effective Date as described in the Registration Statement; and

(c)                                  the cost of curing any condition set forth in clause (a) or (b) of this Section 3.02 that does not allow any Asset to be operated in accordance with Prudent Industry Practice;

in each case to the extent that Company is notified in writing of any of the foregoing prior to the fifth anniversary of the Effective Date.

Section 3.03                             Additional Indemnification by Company and Pipeline.  In addition to and not in limitation of the indemnification provided under Section 3.01(a) and Section 3.02, Company and Pipeline shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of any of the following:

(a)                                 (i) the consummation of the transactions contemplated by the Contribution Agreement or (ii) events and conditions associated with the ownership or operation of the Assets and occurring before the Effective Date (other than Covered Environmental Losses, which are provided for under Section 3.01, Covered Property Losses, which are provided for under Section 3.02, and current liabilities incurred in the ordinary course of business that have been accrued but not paid prior to the Effective Date), to the extent that Company is notified in writing of any such Loss prior to the fifth anniversary of the Effective Date;

(b)                                 any litigation matters attributable to the ownership or operation of the Assets prior to the Effective Date, including any currently pending legal actions against any of the Phillips 66 Entities set forth on Schedule II attached hereto (“Covered Litigation Matters”);

(c)                                  events and conditions associated with the Retained Assets and whether occurring before or after the Effective Date;

(d)                                 all federal, state and local Tax liabilities attributable to the ownership or operation of the Assets prior to the Effective Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such Tax liabilities of any of the Phillips 66 Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Effective Date or from the consummation of the transactions contemplated by the Contribution Agreement (other than real property taxes that have been accrued but not paid prior to the Effective Date); and

(e)                                  the failure of any Partnership Group Member to have on the Effective Date any consent, license, permit or approval necessary to allow such Partnership Group Member to own or operate the Assets in substantially the same manner described in the Registration Statement.

Section 3.04                             Additional Indemnification by the Partnership Group.  In addition to and not in limitation of the indemnification provided under Section 3.01(c) or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless Pipeline and the Phillips 66 Entities from and against any Losses suffered or incurred by Pipeline or the Phillips 66 Entities, or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the Assets and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.05                             Indemnification Procedures.

(a)                                 The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto, provided that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, however, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c)                                  The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the indemnification under this Article III for which a request for indemnification is made, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense or counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense or counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party, provided that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.05(c).  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, engage and pay for counsel in connection with any such defense and counterclaims.  The Indemnifying Party agrees to keep any such counsel engaged by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d)                                 In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e)                                  With respect to Covered Environmental Losses, Company shall have the sole right and authority to manage any remediation required by Law, and, upon reasonable request from Company, the Partnership will, and will cause each Partnership Group Member to, cooperate with Company and its contractors or subcontractors to facilitate such remediation.

Section 3.06                             Limitations on Indemnity Coverage.

(a)                                 With respect to Covered Environmental Losses under Sections 3.01(a)(i) or 3.01(a)(ii), neither Company nor Pipeline shall be obligated to indemnify, defend and hold harmless any Partnership Group Member until such time as the total aggregate amount of such Covered Environmental Losses exceeds $100,000 (the “Environmental Deductible”), at which time Company and Pipeline shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible; provided, however, that to the extent any cure or remediation of any environmental matter is required under Sections 3.01(a)(i) or 3.01(a)(ii), Company and Pipeline will be obligated to indemnify the Partnership Group only to the extent of any cure or remediation that is required by Law (after giving effect to the Environmental Deductible).  For the avoidance of doubt, it is agreed that the Environmental Deductible shall not apply to any Covered Environmental Losses incurred by any Partnership Group Member related to the matters set forth on Schedule I attached hereto.

(b)                                 With respect to Covered Property Losses under Section 3.02 and Covered Litigation Matters under Section 3.03(b), neither Company nor Pipeline shall be obligated to indemnify, defend and hold harmless any Partnership Group Member until such time as the total aggregate amount of (i) such Covered Property Losses exceeds $200,000 (the “Property Deductible”) and (ii) Losses incurred by the Partnership Group for such Covered Litigation Matters exceeds $200,000 (the “Litigation Deductible”), at which time Company and Pipeline shall be obligated to indemnify the Partnership Group for the excess of (x) such Covered Property Losses over the Property Deductible or (y) such Losses incurred by the Partnership Group for such Covered Litigation Matters exceeds the Litigation Deductible; provided, however, that to the extent the Partnership Group attempts to cure any any matter for which it is entitled to indemnification under Section 3.02, Company and Pipeline will be obligated to indemnify the Partnership Group only to the extent of any reasonably required cure (after giving effect to the Property Deductible). For the avoidance of doubt, it is agreed that the Litigation Deductible shall not apply to any Losses incurred by any Partnership Group Member related to the matters set forth on Schedule II attached hereto.

(c)                                  For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article III other than as described in this Section 3.06, and there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III other than as described in this Section 3.06.

ARTICLE IV.                 SERVICES

Section 4.01                             Operational and Administrative Services.

(a)                                 Company agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner and for the Partnership Group’s benefit, certain operational and administrative support services that Company and its Affiliates have traditionally provided in connection with the Assets, including the services listed on Schedule III to this Agreement (“Services”).  As consideration for the Services, the Partnership will pay Company an operational and administrative support fee (the “Operational and Administrative Support Fee”) of $1,144,000 per Month, payable without discount no later than the 21st Day of the Month in which Services are rendered, provided that if such Day is not a Business Day, then Partnership shall pay such amount without interest on the next Business Day.  If the Effective Date is any day other than the first day of a Month, or if this Agreement is terminated on any day other than the last day of a Month, then the Operational and Administrative Support Fee for the revelant Month shall be prorated based on the ratio of the number of days in the relevant partial Month to the number of days in the relevant full Month.

(b)                                 Company may increase the Operational and Administrative Support Fee on each anniversary of the Effective Date (or, if the Effective Date is any day other than the first day of a Month, on the first day of the Month following each anniversary of the Effective Date) by a percentage equal to the greater of zero and the positive change in the Producer Price Index for Finished Goods (“PPI-FG”), provided that if, with respect to any annual period or periods, the PPI-FG has decreased, Company may increase the Operational and Administrative Support Fee only to the extent that the percentage increase in the PPI-FG since the most recent previous increase in the Operational and Administrative Support Fee exceeds the cumulative decreases in the PPI-FG during the intervening periods.

(c)                                  From time to time, but not more frequently than once during any calendar year:

(i)             the Partnership will have the right to submit to Company a proposal to reduce the amount of the Operational and Administrative Support Fee if the Partnership believes, in good faith, that the prospective value of the Services to be performed by Company and its Affiliates for the benefit of the Partnership Group will be less than the Operational and Administrative Support Fee in effect at such time; and

(ii)   Company may propose to increase the Operational and Administrative Support Fee if Company believes, in good faith, that the prospective cost of the Services to be performed by Company and its Affiliates for the benefit of the Partnership Group (including costs incurred by reason of the Partnership’s acquisition or development of assets or changes in the complexity of the Partnership’s operations) will exceed the Operational and Administrative Support Fee in effect at such time.

If either Party submits such a proposal to the other Party, both Parties will negotiate in good faith to determine if the Operational and Administrative Support Fee should be changed and, if so, the amount of such change.  If the Parties agree that the Operational and Administrative Support Fee should be changed, then the

Operational and Administrative Support Fee shall be changed as of the first day of the Month following such agreement.

Section 4.02                             Reimbursable Costs.

(a)                                 The Partnership Group shall reimburse Company for all other direct or allocated costs and expenses incurred by Company and its Affiliates on behalf of the Partnership Group including, but not limited to:

(i)                       salaries and related costs (including employment taxes) of employees of Company or its Affiliates (other than executive officers of the General Partner who devote less than a majority of their working time to the Partnership Group), and the cost of individual contractors to the extent, but only to the extent, such employees or contractors perform services for the Partnership Group that are directly related to the Services;

(ii)                    the cost (including employment taxes and similar expenses) of employee benefits relating to employees of Company or its Affiliates, including, but not limited to, 401(k), pension, bonuses and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group that are directly related to the Services;

(iii)                 any expenses incurred or payments made by Company or its Affiliates for insurance coverage with respect to the assets or the business of the Partnership Group;

(iv)                all expenses and expenditures incurred by Company or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, independent director and auditor fees, Partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation; and

(v)                   all sales, use, excise, value-added or similar taxes, if any, that may be applicable from time to time with respect to the Services.

(b)                                 As long as the General Partner is an Affiliate of Company, the Partnership and Company may settle the Partnership Group’s financial obligations to Company through Company’s normal interaffiliate settlement processes.  Except as provided in the immediately preceding sentence, the amount of any reimbursements due to Company under this Section 4.02 shall be paid by the Partnership Group no later than the 22nd Day of the Month following the Month in which the applicable reimbursable costs or expenses are incurred, provided that if such Day is not a Business Day, then the Partnership Group shall pay such amount without interest on the next Business Day.

(c)                                  For the avoidance of doubt, the costs and expenses set forth in Section 4.02(a) shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Operational and Administrative Support Fee.

ARTICLE V.                      RIGHT OF FIRST OFFER

Section 5.01                             Right of First Offer to Purchase Certain Assets.

(a)                                 Pipeline hereby grants to the Partnership a right of first offer for a period (the “ROFO Period”) beginning at the Effective Date and ending at the earlier of (i) five years from the Effective Date and (ii) upon the occurrence of a Partnership Change of Control on all or any part of the ROFO Assets to the extent that Pipeline proposes to Transfer all or any part of either ROFO Asset; provided, however, that Pipeline may Transfer all or any part of either ROFO Asset to an Affiliate of Pipeline that agrees in writing that such ROFO Asset remains subject to the provisions of this Article V and such Affiliate assumes the obligations of Pipeline under this Article V with respect to such ROFO Asset, and such Transfer shall not be subject to the Partnership Group’s right of first offer.

(b)                                 The Parties acknowledge that any Transfer of all or any part of any ROFO Asset pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of securityholders, Governmental Authorities, lenders or other third parties; provided, however, that Company and Pipeline hereby represent and warrant that, to their knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article V with respect to any ROFO Asset.

Section 5.02                             Procedures.

(a)                                 In the event Pipeline proposes to Transfer all or any part of any applicable ROFO Asset (other than to an Affiliate in accordance with Section 5.01(a)) during the ROFO Period (a “Proposed Transaction”), Pipeline shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction.  The ROFO Notice shall include any material terms, conditions and details as would be necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with Pipeline, which terms, conditions and details shall at a minimum include any terms, condition or details that Pipeline would propose to provide to non-Affiliates in connection with the Proposed Transaction.  If the Partnership determines to purchase the ROFO Assets, the Partnership shall have 60 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with Pipeline (the “ROFO Response”).  The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership within such 60-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, subject to Section 5.02(c).

(b)                                 Unless the ROFO Response is rejected pursuant to written notice delivered by Pipeline to the Partnership within 60 days of the delivery to Pipeline of the ROFO Response, such ROFO Response shall be deemed to have been accepted by Pipeline, and Pipeline shall enter into an agreement with the Partnership providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response.  Unless otherwise agreed between Pipeline and the Partnership, the terms of the purchase and sale agreement will include the following:

(i)                       the Partnership will deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);

(ii)                    Pipeline will represent that it has title to the applicable ROFO Asset that is sufficient to own and operate the applicable ROFO Asset in accordance with its intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership may approve;

(iii)                 the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by Pipeline of the ROFO Response pursuant to Section 5.02(a);

(iv)                each of Pipeline and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 5.02(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(v)                   neither Pipeline nor the Partnership shall have any obligation to sell or buy the applicable ROFO Asset if any consent referred to in Section 5.01(b) has not been obtained.

(c)                                  If the Partnership has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, Pipeline shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice.  If Pipeline rejects a ROFO Response with respect to any Proposed Transaction, Pipeline shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the Partnership in the ROFO Response to Pipeline.

(d)                                 The Partnership can assign its rights and obligations under this Article V to any Partnership Group Member.

ARTICLE VI.                 LICENSE OF NAME AND MARK

Section 6.01                             Grant of License.  Upon the terms and conditions set forth in this Article VI, Company hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Phillips 66” (the “Name”) and any other trademarks owned by Company that contain the Name, the Name together with the distinctive shield graphic, the shield graphic alone, or the name “Phillips 66 Partners” together with the partial outline shield graphic (collectively, the “Marks”).

Section 6.02                             Ownership and Quality.  The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Company both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other Partnership Group Members, never to challenge, contest or question the validity of Company’s ownership of the Name and Marks or any registration thereof by Company.  In connection with the use of the Name and the Mark, the Partnership and any other Partnership Group Members shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other Partnership Group Members, acknowledge that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Marks by the Partnership or any other Partnership Group Members, shall inure to the benefit of Company. The Partnership agrees, and agrees to cause the other Partnership Group Members, to use the Name and Marks in accordance with such quality standards established by Company and communicated to the Partnership from time to time, it being understood that the products and services offered by the Partnership Group Members immediately before the Effective Date are of a quality that is acceptable to Company and justifies the License.

Section 6.03                             Termination.  The License shall terminate upon any termination of this Agreement.

ARTICLE VII.            PREFUNDED PROJECTS

Section 7.01                             Prefunded Projects. Prior to the Effective Date, Company has contributed $3.0 million to Holdings, and Holdings has contributed $0.3 million to Carrier, in each case as prepayment for the completion of the projects set forth on Schedule IV (the “Prefunded Projects”). Holdings and Carrier hereby agree, in consideration of such contributions, that Holdings and Carrier will use their respective commercially reasonable efforts to complete, or cause the completion, of each Prefunded Project in accordance with such specifications and on or before such dates as shall be reasonably agreed by the Parties following the Effective Date. The Parties acknowledge and agree that Holdings or Carrier, as applicable, will bear any costs and expenses associated with the completion of the Prefunded Projects in excess of the amounts contributed to them prior to the Effective Date.

ARTICLE VIII.       NOTICES

Section 8.01                             Notices.  Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if:  (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to any Partnership Group Member:	If to Company or Pipeline:

Phillips 66 Partners GP LLC	Phillips 66 Company
3010 Briarpark Dr.	3010 Briarpark Dr.
Houston, TX 77042	Houston, TX 77042
Attn: President	Attn: General Counsel

A Party may change its address for Notice upon Notice to each other Party in accordance with this Section 8.01.

Section 8.02                             Effective upon Receipt.  Any Notice given in the manner set forth in Section 8.01 shall be effective upon actual receipt if received during normal business hours, or at the beginning of the recipient’s next Business Day if not received during normal business hours.

ARTICLE IX.                APPLICABLE LAW

Section 9.01                             Applicable Law.  Regardless of the place of contracting, place(s) of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements hereto, shall be governed and interpreted in accordance with the laws of the State of Texas without regard to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.

ARTICLE X.                     LIMITATION OF LIABILITY

Section 10.01                      No Liability for Consequential Damages.  Except as provided in Article III, in no event shall a Party be liable to another Party for, and no arbitral panel is authorized to award, any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.

Section 10.02                      Limitation of Liability.  Except as provided in Article III, each Party shall be discharged from any and all liability with respect to Losses arising out of this

Agreement unless suit or action is commenced within two years after the cause of action arises.

ARTICLE XI.                MISCELLANEOUS

Section 11.01                      Disputes between the Parties.  Any dispute between or among the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit A; provided, however, that a Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Section 11.02                      Assignment.  No Party may assign its rights or delegate its duties under this Agreement without prior written consent of each other Party; provided, however, that (a) Company may delegate any of its duties and obligations hereunder to any Phillips 66 Entity and (b) the Partnership can assign its rights under Article V to any Partnership Group Member.

Section 11.03                      No Third-Party Rights.  Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and permitted assigns.  No Limited Partner shall have any right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 11.04                      Compliance with Laws.  Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.

Section 11.05                      Severability.  If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, this Agreement shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties.  In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 11.06                      Non-Waiver.  The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing.  Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 11.07                      Entire Agreement.  This Agreement, together with all exhibits and schedules attached hereto, the Tax Sharing Agreement (with respect to tax matters) and the Operational Services Agreement (with respect to employee reimbursement matters), constitute the entire agreement among the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement, the Tax Sharing Agreement (with respect to tax matters) and the Operational Services Agreement (with respect to employee reimbursement matters).

Section 11.08                      Amendments.  This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by all of the Parties.

Section 11.09                      Survival.  Any indemnification granted hereunder by a Party to any other Party shall survive the termination of this Agreement in accordance with the terms of the indemnification.

Section 11.10                      Counterparts; Multiple Originals.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding each of the Parties.  Each of the Parties may sign any number of copies of this Agreement.  Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

Section 11.11                      Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated into and constitute part of this Agreement.  If there is any conflict between this Agreement and any exhibit or schedule, the provisions of the exhibit or schedule shall control.

Section 11.12                      Table of Contents; Headings; Subheadings.  The table of contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 11.13                      Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.14                      Business Practices.  Company shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with the Partnership Group pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by the Partnership Group as being complete and accurate in any further recording and reporting made by the Partnership Group for whatever purposes.  Company shall notify the Partnership if Company discovers any errors in such billings, reports, or settlement documents.

[Signature pages follow.]

IN WITNESS WHEREOF, Company, the Partnership and the General Partner have signed this Agreement as of the Effective Date.

PHILLIPS 66 COMPANY

By:	/s/ T.G. Taylor
T.G. Taylor
Executive Vice President, Commercial, Marketing,
Transportation and Business Development
of Phillips 66 Company

PHILLIPS 66 PIPELINE LLC

By:	/s/ C.L. Brooks
C.L. Brooks
Vice President

PHILLIPS 66 PARTNERS LP
By:	Phillips 66 Partners GP LLC,
General Partner of Phillips 66 Partners LP

By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer
of Phillips 66 Partners GP LLC

PHILLIPS 66 PARTNERS GP LLC

By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer
of Phillips 66 Partners GP LLC

[Second signature page follows.]

First Signature page to Omnibus Agreement

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer
of Phillips 66 Partners GP LLC

PHILLIPS 66 CARRIER LLC
By:	Phillips 66 Partners Holdings LLC,
Sole Member of Phillips 66 Carrier LLC
By:	Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP LLC,
General Partner of Phillips 66 Partners LP

By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer
of Phillips 66 Partners GP LLC

Second Signature page to Omnibus Agreement

Exhibit A

Arbitration Procedure

A Party may initiate dispute resolution procedures by sending a Notice to each other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision.  Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Houston, Texas.

Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)                                 All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)                                 Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties.  The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications.  Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)                                  The Parties shall have at least 20 Days following the close of hearing within which to submit a brief (not to exceed 18 pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)                                 The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

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(e)                                  The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)                                   The Parties may, by written agreement (signed by the Parties), alter any time deadline or location(s) for meetings.

Time is of the essence for purposes of the provisions of this exhibit.

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Schedule I
Environmental Matters

ISSUE	SUMMARY
IEPA E-2003-00026 INCIDENT #20021565 WOOD RIVER PRODUCTS TERMINAL GASOLINE RELEASE

The site was entered into the Illinois Site Remediation Program in early 2003. After a 60 gallon gasoline release in October 2002, subsurface investigation uncovered evidence of prior releases of other products in the manifold area on the NW corner of the Terminal property. In 2012, a detailed LNAPL mobility assessment was conducted which demonstrates stable, not practicably recoverable, and relatively immobile material. Currently the remedial plan and spend forecast is being re-evaluated considering this information. The plan will include long-term monitoring.

IEPA E-2002-00081 INCIDENT #20011073 WOOD RIVER PRODUCTS TERMINAL TRANSMIX RELEASE

After a 140 bbl overfill of Transmix (gasoline/diesel) in June 2001, excavation identified additional historical subsurface impacts. Subsurface investigation was performed, expanded, and the release was enrolled in the Illinois Site Remediation Program. Additional assessment requested by IEPA will be performed in 2103 and a remedial plan will be developed based on results.

Schedule II
Pending Litigation

Name	Subject Area	Issues	Location

Petrocom Energy Group LLC v COP Pipe Line	Property Damage	Product discoloration	Pasadena Terminal

Brown, Harold L v Eastman Chemical	Toxic Tort \ Asbestos	“Asbestos Exposure- Mesothelioma.”	Pasadena (non-specific)

Guidry, Steven v Inland-Gulf Towing	Personal Injury \ Maritime	Alleged Personal injury while boarding barge	Pecan Grove Terminal

Cordova, Noel J v Dealers Electrical Supply Co	Personal Injury \ Premises	Personal Injury Claim	Pasadena Terminal

Bass, Kenneth v Air Liquid America	Toxic Tort \ Asbestos	Asbestos Exposure; Asbestos; Premises; Asbestosis	Pasadena (non-specific)

Schedule III
Services

(a)	Executive services

(b)	Financial and administrative services (including treasury and accounting)

(c)	Information technology

(d)	Legal services

(e)	Corporate health, safety and environmental services

(f)	Facility services

(g)	Human resources services

(h)	Procurement services

(i)	Corporate engineering services (such as asset integrity and regulatory services, but not including engineering services directly related to Partnership Group assets)

(j)	Logistical services, including Bartlesville control center

(k)	Asset oversight (such as operational management and supervision, but not including operational services directly related to Partnership Group assets)

(l)	Business development services

(m)	Investor relations

(n)	Tax matters

(o)	Public company reporting matters

Schedule IV
Prefunded Projects

Debottlenecking project at Clifton Ridge terminal, including the installation of a custody transfer meter, prover and sampler at the Pecan Grove barge dock.

Repair and maintenance of Tank 27 at Clifton Ridge terminal.

Complete connection to Shell Houston-Houma Pipeline at Clifton Ridge terminal.

Repair of mooring dolphin at Hartford barge dock.